Exhibit 10.5

FORM OF

DOMESTIC TRANSPORTATION SERVICES AGREEMENT

dated as of

[__], 2021

by and between

MAST LOGISTICS SERVICES, LLC

and

VICTORIA’S SECRET & CO.

TABLE OF CONTENTS

		Page

ARTICLE 1
DEFINED TERMS

Section 1.01.	Defined Terms	1

ARTICLE 2
SERVICES.

Section 2.01.	General	4
Section 2.02.	Products	5
Section 2.03.	Cooperation; Facilities; Further Actions	5
Section 2.04.	Limitations	5
Section 2.05.	Information Technology	6

ARTICLE 3
SERVICE FEES.

Section 3.01.	Fees for Services	6
Section 3.02.	Payment	6
Section 3.03.	Late Payment	7
Section 3.04.	Suspension	7
Section 3.05.	Taxes	7
Section 3.06.	Audits	8

ARTICLE 4
STANDARDS OF SERVICE.

Section 4.01.	General Standard of Service	8
Section 4.02.	Ownership of Products	9
Section 4.03.	Risk of Loss	9
Section 4.04.	Reporting and Review Meetings	9

ARTICLE 5
HAZARDOUS MATERIALS AND COMPLIANCE WITH LAWS.

Section 5.01.	Hazardous Materials	10
Section 5.02.	Compliance with Law	10

ARTICLE 6
REPRESENTATIONS AND WARRANTIES.

Section 6.01.	Representations and Warranties of Service Provider	10
Section 6.02.	Representations and Warranties of VS	11

ii

SCHEDULES

Schedule 1          Services
Schedule 2          Fees

iii

DOMESTIC TRANSPORTATION SERVICES AGREEMENT

THIS DOMESTIC TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is entered into this [__], 2021 (the “Effective Date”) by and between Mast Logistics Services, LLC, a Delaware limited liability company (“Service Provider”), and Victoria’s Secret & Co., a Delaware corporation (“VS”) (each, a “Party” and together, the “Parties”).

RECITALS:

WHEREAS, Service Provider has pre-existing contractual arrangements with certain carriers engaged in the business of transporting property in interstate, intrastate or foreign commerce and is in the business of providing other domestic transportation services;

WHEREAS, Service Provider has historically provided certain domestic transportation services to the VS Business (as defined herein);

WHEREAS, VS and L Brands, Inc. (“L Brands”) have entered into that certain Separation and Distribution Agreement, dated as of [__], 2021 (“Separation Agreement”) pursuant to which and on the terms and conditions set forth therein, among other things, L Brands has agreed to distribute the VS Business to the holders of the L Brands Common Stock (as defined in the Separation Agreement) as of the Record Date (as defined in the Separation Agreement);

WHEREAS, the Separation Agreement contemplates that Service Provider will, at the Distribution Time (as defined in the Separation Agreement), enter into this Agreement to provide certain domestic transportation services to VS on the terms and conditions set forth herein in connection with the transactions contemplated by the Separation Agreement; and

WHEREAS, following the Effective Date, Service Provider desires to continue to provide certain domestic transportation services to the VS Business pursuant to the terms and conditions of this Agreement and the VS Business desires to continue to receive such domestic transportation services.

NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINED TERMS

Section 1.01.          Defined Terms.  As used herein, the following terms shall have the following meanings:

“Additional Products” has the meaning set forth in Section 2.02.

“Additional Services” has the meaning set forth in Section 2.01(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

 “Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations.

“Arbitration Association” has the meaning set forth in Section 10.07(c).

“Canada” means Canada and its territories and possessions.

“Confidential Information” means, with respect to a Party, all technical and business information of such Party or any of its Affiliates that is disclosed to the other Party and (a) marked as “proprietary,” “confidential” or other substantially similar language or (b) the other Party should otherwise reasonably be expected to understand is confidential based on the content of the information and the context of the disclosure.  “Confidential Information” does not include information that (i) is or becomes generally available to the public (other than as a result of a breach of this Agreement), (ii) was available to the receiving Party or any of its Affiliates on a non-confidential basis prior to its disclosure to such receiving Party or its Affiliates pursuant to this Agreement (except that this clause (ii) shall not apply to information of either Party in the possession of the other Party prior to the Effective Date by virtue of their previous Affiliate relationship), (iii) is or becomes available to the receiving Party or any of its Affiliates from a third party not known by the receiving Party or its Affiliates to be bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure of such information, (iv) is or was independently developed by the receiving Party or any of its Affiliates without violating this Agreement or any other agreement between or among the Parties or any of their respective Affiliates, or (v) solely with respect to Service Provider, is known or used in the L Brands Business more broadly than in the VS Business. The terms and conditions of this Agreement shall be the Confidential Information of both Parties and the confidential information of any Service Provider Party shall be the Confidential Information of Service Provider.

“Damages” has the meaning set forth in Section 7.01.

“Disclosing Party” has the meaning set forth in Section 8.01.

“Dispute” has the meaning set forth in Section 10.07(a).

“Disputed Amount” has the meaning set forth in Section 3.02(b).

“Effective Date” has the meaning set forth in the Preamble.

“e-mail” has the meaning set forth in Section 10.05.

“Fees” has the meaning set forth in Section 3.01.

“Force Majeure” has the meaning set forth in Section 10.06.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either Party (or any of their Affiliates).

 “Indemnified Party” has the meaning set forth in Section 7.03(a).

“Indemnifying Party” has the meaning set forth in Section 7.03(a).

“IT Breach” has the meaning set forth in Section 2.05.

“L Brands” has the meaning set forth in the Recitals.

“L Brands Business” means all of the businesses conducted by L Brands and its Affiliates from time to time, whether before, on or after the Effective Date, other than the VS Business.

“Mediation Notice” has the meaning set forth in Section 10.07(b).

“Mediation Period” has the meaning set forth in Section 10.07(c).

“Overdue Amounts” has the meaning set forth in Section 3.02(b).

“Party” has the meaning set forth in the Preamble.

“Payment Due Date” has the meaning set forth in Section 3.02(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

 “Receiving Party” has the meaning set forth in Section 8.01.

“Review Meetings” has the meaning set forth in Section 4.04(c).

“Separation Agreement” has the meaning set forth in the Recitals.

“Service Provider” has the meaning set forth in the Preamble.

“Service Provider Party” has the meaning set forth in Section 2.01(b).

“Service Provider Indemnified Persons” has the meaning set forth in Section 7.01.

“Service Provider Period” has the meaning set forth in Section 4.03(b).

“Service Taxes” has the meaning set forth in Section 3.05(a).

“Services” has the meaning set forth in Section 2.01(a).

“Subsidiary” means, with respect to any Person, any other entity of which (i) a majority of the voting securities or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

 “Term” has the meaning set forth in Section 9.01.

“Territory” means the United States and Canada.

“Third-Party Claim” has the meaning set forth in Section 7.03(a).

“Third Party Consent Costs” has the meaning set forth in Section 2.03(b).

“Third Party Provider” has the meaning set forth in Section 2.01(b).

“United States” or “U.S.” means the United States of America and its territories and possessions.

“VS” has the meaning set forth in the Preamble.

“VS Business” means the specialty retail business of VS and its Subsidiaries with respect to women’s intimate and other apparel, accessories, beauty care products and fragrances that is conducted under the Victoria’s Secret or PINK brands.

“VS Indemnified Persons” has the meaning set forth in Section 7.02.

“VS Products” has the meaning set forth in Section 2.02.

ARTICLE 2
SERVICES.

Section 2.01.          General.  (a) Subject to the terms and conditions herein, Service Provider shall provide to VS the domestic transportation and delivery services set forth in this Agreement and on Schedule 1 hereto (the “Services”) solely to support the needs of the VS Business and solely in the Territory.

(b)          In providing the Services hereunder, Service Provider may use, at its discretion, its own personnel or the personnel of any of its Affiliates or employ the services of contractors, subcontractors, vendors or other third parties (each, a “Third-Party Provider”); provided that (i) Service Provider shall remain responsible for ensuring that its obligations with respect to the Services, including the general standard of service described below under Section 4.01, are satisfied and (ii) any act or omission of such personnel or any other Third-Party Provider that would constitute a breach of this Agreement by Service Provider, if such act or omission were taken or made by Service Provider directly, shall be deemed a breach of this Agreement by Service Provider. Each of Service Provider, its Affiliates and any Third-Party Provider that provides the Services shall be referred to as a “Service Provider Party”.

(c)          If, during the Term, VS identifies additional domestic transportation and delivery services that it desires to receive from Service Provider (“Additional Services”), then, upon written request from VS that identifies and states its desire to receive such Additional Services, Service Provider shall consider in good faith VS’s request for such Additional Services and the Parties shall negotiate in good faith terms (including the cost and term of such Additional Services) with respect to the provision of such Additional Services; provided that nothing herein shall obligate either Party to agree to any such terms or to provide or receive any such Additional Services unless agreed in writing by both Parties. To the extent Service Provider agrees in writing to provide such Additional Services hereunder, the Parties shall cooperate and act in good faith to add such Additional Services to Schedule 1 to this Agreement. Upon the amendment of Schedule 1 upon mutual written agreement of the Parties to include such Additional Services, the term “Services” shall include such Additional Services.

Section 2.02.          Products.  Service Provider shall provide the Services for the personal care and apparel product lines of the VS Business for which Service Provider provides the Services to the VS Business as of the Effective Date (“VS Products”). To the extent VS desires Service Provider to provide the Services for additional product lines of the VS Business (“Additional Products”), the Parties shall negotiate in good faith the terms (including cost and term) with respect to the provision of Services for such Additional Products (it being understood that the Parties acknowledge and agree that such Additional Products may require different processing and different cost structure); provided that nothing herein shall obligate either Party to agree to any such terms or to provide or receive the Services with respect to such Additional Products unless agreed in writing by both Parties. To the extent the Parties mutually agree in writing on such terms for such Additional Products, the term “VS Products” shall include such Additional Products.

Section 2.03.          Cooperation; Facilities; Further Actions.  (a) Upon a Party’s reasonable request, the other Party shall provide such requesting Party (or in the case of Service Provider as the requesting Party, the applicable Service Provider Party), access to all facilities (including all ancillary facilities-related services), assets and materials and copies of all relevant information (including destination addresses, weight of packages, dimensions of packages, content of packages, etc.), in each case, necessary or reasonably useful for the Service Provider Party to provide the Services to VS or for VS to receive the Services, as applicable.  Without limiting the foregoing, as a condition for Service Provider’s provision of the Services to VS, VS shall (i) prior to delivery to Service Provider, package all relevant VS Products, and label such packages, in accordance with Service Provider’s reasonable requests and in any event, in a manner substantially similar to the manner in which the VS Products were packaged and such packages were labeled with respect to similar Services immediately prior to the Effective Date, (ii) provide the Service Provider Party with any and all necessary import and export documentation and information for the relevant VS Products, (iii) provide Service Provider with volume and destination forecasts in a form and manner substantially similar to the manner in which such forecasts were provided by the VS Business immediately prior to the Effective Date and (iv) provide the Service Provider Party with any and all necessary hazardous shipping documentation (including Material Safety Data Sheets (MSDS)) for the VS Products. Service Provider shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is the result of the failure of VS to timely comply with any of its obligations in this Section 2.03(a).

(b)          Service Provider and VS shall use commercially reasonable efforts to obtain, and to keep and maintain in effect (or to cause their respective Affiliates to obtain, and to keep and maintain in effect), all governmental or third party licenses and consents required for the provision of the Services by Service Provider in accordance with the terms of this Agreement; provided that if Service Provider or any of its Affiliates is unable to obtain any such license or consent, Service Provider shall promptly notify VS in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement.  The costs relating to obtaining any such licenses or consents shall be borne solely by VS (the “Third Party Consent Costs”) and none of Service Provider or any of its Affiliates shall be required to pay any money or other consideration or grant any other accommodation to any Person (including any amendment to any contract) or initiate any action, suit or proceeding against any Person to obtain any such license or consent; provided that Service Provider and its Affiliates shall not incur any such costs without the prior written consent of VS.  If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of Service Provider and its Affiliates or as a result of VS failing to consent to the incurrence of costs relating to obtaining any such license or consent, Service Provider shall not be required to cause to be provided the affected Services.

Section 2.04.          Limitations.  (a) VS agrees that the Services will be used by VS solely in connection with the operation of the VS Business.  VS may not resell, license the use of or otherwise permit the use by any Person other than VS of any Services, except with the prior written consent of Service Provider.

(b)          In providing the Services, unless expressly agreed in writing by the Parties, in no event shall Service Provider be obligated to (i) hire any additional employees, (ii) maintain the employment of any specific employee, (iii) purchase, lease or license any additional equipment, trucks, hardware or software or (iv) provide the Services for any fiscal year at a volume or level that is more than one hundred and thirty percent (130%) of the volume or level of the Services provided to the VS Business during the 2019 fiscal year.

Section 2.05.          Information Technology.

(a)          Subject to the terms and conditions herein, VS may access Service Provider’s information technology systems solely to the extent necessary to (i) provide Service Provider information regarding the type, volume and requested timing and destination of VS Products to be transported and delivered in connection with the Services or any other information requested by Service Provider and (ii) to the extent available, receive access to real-time data related to the VS Products for purposes of tracking and tracing freight; provided that Service Provider may without prior notice and without liability to VS, exclude for good cause any VS employee from Service Provider’s information technology systems if, in Service Provider’s reasonable and good faith opinion, such exclusion is deemed advisable in the interest of completion of the Services, the safety or security of the information technology systems or employees of any Service Provider Party or the confidentiality of any Service Provider Party’s Confidential Information.

(b)          VS shall, and shall cause its employees and any subcontractors to (i) not attempt to obtain access to or use any information technology systems of any Service Provider Party, or any data owned by any Service Provider Party, or any data used or processed by Service Provider (other than any data of VS), except to the extent required to receive the Services, (ii) maintain reasonable security measures to protect the systems of each Service Provider Party to which it has access pursuant to this Agreement from access by unauthorized third parties, and any “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other computer software routine intended or designed to disrupt, disable, harm or otherwise impede in any manner the operation of such systems, (iii) not permit access or use of information technology systems of any Service Provider Party by a third party other than as authorized by prior written consent of Service Provider, (iv) not disable, damage or erase or disrupt or impair the normal operation of the information technology systems of any Service Provider Party, and (v) comply with the security policies and procedures of each Service Provider Party (to the extent previously provided to VS in writing and applicable to such Service Provider Party’s information technology systems).  Each Party shall promptly notify the other Party in the event it or any of its respective Affiliates becomes aware of or suspects that there has been a breach of security or a loss, theft or unauthorized access, use or disclosure of any information technology systems (collectively, “IT Breach”) of any Service Provider Party or VS to the extent such (A) IT Breach could adversely affect the provision or receipt of the Services hereunder or such other Party’s data or Confidential Information or (B) notice is required by Applicable Law.

ARTICLE 3
SERVICE FEES.

Section 3.01.          Fees for Services.  In consideration for the Services provided under this Agreement, subject to the provisions hereof, VS shall pay to Service Provider (or the Service Provider Party designated by Service Provider) the fees set forth in Schedule 2 for the Services (“Fees”) in accordance with the provisions of, this Agreement, including the Schedules hereto, without any offset or deduction except as otherwise expressly set forth herein.

Section 3.02.          Payment.  (a) Service Provider shall invoice, or shall cause the applicable Service Provider Party to invoice, VS on a monthly basis (not later than the fifteenth (15th) day of the following month), for the Fees and Service Taxes (which Service Taxes will be separately stated in each such invoice) incurred in the prior month for the Services, and will provide to VS the same billing data and level of detail provided to the VS Business immediately prior to the Effective Date. VS agrees to pay all Fees and Service Taxes invoiced by Service Provider no later than thirty (30) days after the date of such invoice (each, a “Payment Due Date”). Such payments shall be made by VS by wire transfer of immediately available funds to an account designated in writing by Service Provider.

(b)          In the event VS has a good faith dispute that any Fees that are the subject of any invoice provided by Service Provider hereunder are not properly payable by VS pursuant to the terms of this Agreement (such amount, a “Disputed Amount”), VS shall notify Service Provider in writing within thirty (30) days after the later of (i) its receipt of such invoice for such Fees or (ii) the date VS becomes aware of such Disputed Amount, but in no event later than one year after VS’s receipt of such invoice.  Such notice shall contain the amount of the Disputed Amount, reasonable back-up related to the dispute and a written description of the reason(s) VS is disputing such Fees. The Parties shall then work diligently and in good faith to resolve the dispute as soon as reasonably practicable in accordance with the dispute resolution procedures set forth in Section 10.07. In the event the resolution of the dispute is such that any such Disputed Amounts are due from VS (“Overdue Amounts”), VS shall pay such Overdue Amounts which are due within thirty (30) days of such resolution, with interest accruing for any such Overdue Amounts not made within fifteen (15) days of the applicable Payment Due Date applicable to such Overdue Amounts, at the rate of twelve percent (12%) per annum, from such fifteenth (15th) day following such Payment Due Date until the date payment is actually made; provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law. In the event that any Disputed Amount is greater than one hundred thousand U.S. Dollars ($100,000), VS shall pay such Disputed Amount into an escrow account pending resolution of the applicable dispute.

Section 3.03.          Late Payment.  If VS fails to pay any amount of any Fees due under this Agreement within fifteen (15) days of the applicable Payment Due Date for such Fees, Service Provider may charge, in addition to such amount of Fees due on such Payment Due Date, interest on such amount at the rate of twelve percent (12%) per annum, from such 15th day following such Payment Due Date until the date payment is actually made; provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law. All payments made to Service Provider by VS hereunder shall be applied first to unpaid interest and then to Fees invoiced but unpaid. If VS fails to pay the amount of any Fees invoiced hereunder within sixty (60) days of the relevant Payment Due Date, such failure shall be considered a material breach of this Agreement; provided that any such failure to pay any Disputed Amounts during the pendency of the applicable dispute shall not constitute a material breach of this Agreement during the pendency of such dispute.

Section 3.04.          Suspension.  Notwithstanding anything to the contrary in this Agreement, to the extent the aggregate amount of any overdue unpaid invoices and/or Disputed Amounts exceeds one million U.S. Dollars ($1,000,000), Service Provider may, after ten (10) days’ prior written notice to VS, elect to suspend, without liability, its obligations hereunder to cause to be provided any or all Services to VS until such time as such invoices have been paid in full and the disputes applicable to the Disputed Amounts have been resolved.

Section 3.05.          Taxes.  (a) VS shall bear and pay all applicable sales, use, transaction, consumption, excise, services, value added, transfer and other similar taxes (and any related interest, penalty, addition to tax or additional amount imposed) incurred or imposed with respect to the provision of the Services hereunder, to this Agreement or to any payment hereunder (“Service Taxes”), whether or not such Service Taxes are shown on any invoices; provided, however, that VS shall not be responsible hereunder for any interest or penalties incurred as a result of any failure of such Service Taxes to be shown on the appropriate invoice as provided above. If Service Provider pays any portion of such Service Taxes, VS shall reimburse Service Provider within five (5) days of receipt of evidence that such Service Taxes have been paid. Any Service Taxes shall be incremental to other payments or charges identified in this Agreement. For the avoidance of doubt, VS shall not be required to bear or pay any taxes of any Service Provider Party except as expressly provided herein. Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to minimize or reduce the amount of Service Taxes otherwise payable, including by availing itself of any available exemptions or reductions to any such Service Taxes and cooperating with the other Party in providing information or documentation that may be reasonably necessary to minimize such Service Taxes or to obtain such exemptions.

(b)          All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless such deduction or withholding is required by Applicable Law, in which event the Party or other Person making such payment shall be entitled to deduct and withhold from any such sum any such amount required to be so deducted or withheld under Applicable Law, such Party or other Person shall remit (or cause to be remitted) such deducted or withheld amounts over to the applicable Governmental Authority in accordance with the requirements of Applicable Law and provide the recipient of such sums with an official receipt confirming payment.  To the extent that any amounts are deducted or withheld from sums otherwise payable under this Agreement and remitted to the applicable Governmental Authority as provided above, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party or other Person in respect of which such deduction or withholding was made.  Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to minimize or reduce the amount of any such required withholding or deduction, including by availing itself of any available exemptions from or reductions to such withholding or deduction and cooperating with the other Party in providing information or documentation that may be reasonably necessary to minimize such withholding or deduction or to obtain such exemptions.

Section 3.06.          Audits.  Throughout the Term and for one (1) year thereafter, VS shall have the right once within each calendar year, at its own expense and on thirty (30) days’ advance written notice to Service Provider, to have an independent auditor reasonably acceptable to Service Provider (and who has executed an appropriate confidentiality agreement reasonably acceptable to Service Provider) audit the books and records of Service Provider or any of its Affiliates for the sole purpose of certifying the accuracy of the Fees charged by Service Provider to VS in accordance with the terms of this Agreement for the preceding calendar year; provided that (a) any such audit shall take place during reasonable business hours on a mutually agreed upon date, (b) such auditor shall in no event be entitled to any contingency fee (or otherwise have any portion of its compensation be directly or indirectly determined based on the outcome of such audit) and (c) no such books and records may be audited more than one time. Service Provider may designate competitively sensitive information which such auditor may see and review but which it may not disclose to VS and all such books and records, and any applicable audit report and findings, shall be the Confidential Information of Service Provider.  VS shall provide to Service Provider a copy of each such audit report promptly after its receipt thereof.  In the event that any such audit indicates any overpayment or underpayment of Fees paid to Service Provider by VS, the applicable Party shall pay to the other Party (within thirty (30) days following the date of delivery of such audit report to Service Provider) the amount of such overpayment or underpayment, as the case may be. If either Party has a good faith dispute with respect to the findings of such audit, the Parties shall follow the dispute resolution procedures set forth in Section 10.07.

ARTICLE 4
STANDARDS OF SERVICE.

Section 4.01.          General Standard of Service.  Except as otherwise agreed by the Parties in writing or expressly provided in this Agreement, Service Provider agrees that the nature, quality and standard of care applicable to the delivery of the Services hereunder shall be substantially the same as that of the Services which Service Provider generally provides from time to time, now or in the future, to its Subsidiaries and Affiliates. Without limiting the foregoing, the Services shall be performed in a good, workmanlike, professional and conscientious manner by experienced and qualified employees of Service Provider or any other Service Provider Party according to the generally accepted standards of the industry to which the Services pertain. Subject to the terms and conditions herein, Service Provider shall not be responsible for any inability to provide the Services or any delay in doing so to the extent that such inability or delay is the result of the failure of VS to timely provide the information, access or other cooperation necessary for Service Provider to provide the Services hereunder. Service Provider’s obligation to cause the Services to be provided in accordance with the standards set forth in this Section 4.01 shall be subject to Service Provider’s right to supplement, modify, substitute or otherwise alter any of the Services from time to time in a manner that is generally consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by Service Provider, or as required by Applicable Law. Service Provider shall use reasonable best efforts to inform VS in writing as soon as practicable, but in any event at least thirty (30) days in advance, of any significant change it proposes to undertake with respect to the Services provided to VS hereunder which would result in a material increase in the cost of the Services to VS or a change that would diminish the nature or quality of the Services provided to VS hereunder, and in the event VS reasonably objects thereto, the Parties shall work together to equitably resolve such objection. Except as otherwise provided in this Agreement, the Parties acknowledge and agree that the management of and control over the provision of the Services (including, without limitation, the determination or designation at any time of the assets, equipment, employees and other resources of Service Provider to be used in connection with providing the Services) shall reside exclusively with Service Provider. In addition, all labor matters relating to any employees of Service Provider (including, without limitation, any employees of any related entity involved in the provision of Services to VS) shall be within the exclusive control and responsibility of Service Provider, and VS shall not be entitled to take any action affecting such matters.

Section 4.02.          Ownership of Products.  Notwithstanding anything to the contrary in this Agreement, as between the Parties, (a) title to all VS Products that are transported, shipped, warehoused or otherwise held in the custody of Service Provider on behalf of VS pursuant to this Agreement shall at all times remain with VS and (b) VS shall at all times be the owner of record of such VS Product.

Section 4.03.          Risk of Loss.

(a)          Risk of loss for VS Products shall be held by VS until such VS Products are physically delivered to the care, custody or control of a Service Provider Party at a location mutually agreed upon by the Parties in writing, at which point, risk of loss shall transfer to Service Provider, and upon the delivery of such VS Product to the applicable destination agreed upon in writing by the Parties, risk of loss for such VS Products shall transfer to VS. Service Provider agrees to deliver all VS Products tendered to Service Provider in the same condition as they were in at the time of tender.

(b)          In the event any VS Products are lost, damaged, destroyed or stolen during the period where Service Provider holds the risk of loss for such VS Products pursuant to Section 4.03(a) (such period, the “Service Provider Period”), (i) Service Provider shall pay VS for sixty percent (60%) of retail value for all such VS Products (except in the event that such VS Products are lost, damaged, destroyed or stolen during the Service Provider Period due to the gross negligence or willful misconduct of Service Provider, in which case Service Provider shall be liable to VS for the full retail value for all such VS Products) or (ii) at VS’s sole discretion, Service Provider may instead pay all costs and expenses to replace such VS Products; provided in each case of clauses (i) and (ii) Service Provider’s obligation to pay VS for such VS Products shall not exceed $250,000 per occurrence (provided that, if Service Provider is able to recover an amount greater than $250,000 for such VS Products under its applicable third-party carrier contract, such excess recovery shall be passed through to VS) or $5,000,000 per calendar year. Notwithstanding anything to the contrary in this Agreement, Service Provider shall not be liable in any event for (x) inherent qualities of the VS Products, (y) a Force Majeure event or (z) the gross negligence or willful misconduct of VS and its Affiliates.

(c)          All claims by VS or any of its Affiliates for loss, damage, destruction or theft of any VS Products during the Service Provider Period must be made in writing within eight (8) months after (i) in the case of damage or destroyed VS Products, the actual date of delivery or (ii) in the case of lost or stolen VS Products, discovery of the applicable loss or theft. All claims will be acknowledged in writing by Service Provider within thirty (30) days of receipt thereof, and will be paid, if not disputed, within sixty (60) days of such receipt. Any proceeding arising from any such claim must be instituted within one (1) year after receipt of Service Provider’s written notification of its dispute of such claim. Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedies available to VS for any VS Products lost, damaged, destroyed or stolen during the Service Provider Period will be the remedies set forth in this Section 4.03 of this Agreement.

Section 4.04.          Reporting and Review Meetings.   (a) Upon VS’s reasonable written request, Service Provider shall work in good faith with VS to provide VS with reports regarding the provision and receipt of the Services in a manner substantially similar to the manner in which such reporting was provided to the VS Business immediately prior to the Effective Date; provided that, except as expressly set forth herein, Service Provider is not required to provide access to any of its or any of its Affiliates’ Confidential Information to VS.

(b)          During the Term of this Agreement, VS shall have reasonable access to any shipping building owned or controlled by Service Provider and then-used by Service Provider to provide the Services; provided that (i) such access shall take place during normal business hours and following reasonable advance written notice, (ii) VS’s access shall be subject to its and its employees and other representatives’ compliances with all policies, procedures, rules and regulations applicable to such shipping building (including any and all applicable security and safety policies), (iii) VS shall not be permitted to access any Confidential Information of Service Provider or any of its Affiliates without the prior written consent of Service Provider, (iv) such access shall be limited to the extent necessary for VS to use and receive the Services and (v) Service Provider may without prior notice and without liability to VS, exclude or remove for good cause any VS employee from such shipping building if, in Service Provider’s reasonable and good faith opinion, such exclusion or removal is deemed advisable in the interest of Services completion, the safety or security of such shipping building or employees of any Service Provider Party or the confidentiality of any Service Provider Party’s Confidential Information.

(c)          The Parties agree to hold review meetings (the “Review Meetings”) in a manner and frequency mutually agreed upon by the Parties in writing. During the Review Meetings, representatives of VS and of Service Provider shall work together in good faith to review and discuss any operational, strategic or other issues raised by any participant with respect to the provision of the Services hereunder. The Parties shall also review season end results and next season projections. The Parties intend that information exchanged at such Review Meetings shall be in addition to ongoing communication between representatives of VS and Service Provider with respect to the provision of the Services hereunder.

ARTICLE 5
HAZARDOUS MATERIALS AND COMPLIANCE WITH LAWS.

Section 5.01.          Hazardous Materials.  Except to the extent VS provides Service Provider with prior written notice otherwise, VS hereby represents and warrants that all VS Products that are transported, shipped, warehoused or otherwise held in the custody of Service Provider on behalf of VS pursuant to this Agreement shall qualify for the U.S. Department of Transportation (DOT) Limited Quantity shipment exception such that no hazardous shipping papers are required.

Section 5.02.          Compliance with Law.  The Parties shall, and shall cause their respective Affiliates and employees to, comply with all Applicable Laws in connection with the provision or receipt of the Services hereunder.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES.

Section 6.01.          Representations and Warranties of Service Provider.  Service Provider represents and warrants to VS that:

(a)          Service Provider is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted.

(b)          The execution, delivery and performance by Service Provider of this Agreement and the consummation of the transactions contemplated hereby by Service Provider are within Service Provider’s corporate powers and have been duly authorized by all necessary corporate action on the part of Service Provider. This Agreement constitutes a valid and binding agreement of Service Provider enforceable against Service Provider in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)          The execution, delivery and performance by Service Provider of this Agreement and the consummation of the transactions contemplated hereby by Service Provider require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by Service Provider of its obligations hereunder.

Section 6.02.          Representations and Warranties of VS.  VS represents and warrants to Service Provider that:

(a)          VS is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted.

(b)          The execution, delivery and performance by VS of this Agreement and the consummation of the transactions contemplated hereby by VS are within VS’s corporate powers and have been duly authorized by all necessary corporate action on the part of VS.  This Agreement constitutes a valid and binding agreement of VS, enforceable against VS in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)          The execution, delivery and performance by VS of this Agreement and the consummation of the transactions contemplated hereby by VS require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by VS of its obligations hereunder.

ARTICLE 7
INDEMNIFICATION; LIMITATION OF LIABILITY.

Section 7.01.          Indemnification of Service Provider by VS.  Subject to the terms and conditions herein, VS agrees to and shall indemnify and hold harmless Service Provider and each other Service Provider Party and their respective directors, officers, partners, members, managers, agents and employees (collectively, the “Service Provider Indemnified Persons”) from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (whether involving a Third-Party Claim or a claim solely between the Parties hereto) (“Damages”) asserted against, incurred or suffered by any Service Provider Indemnified Person or as a result of Damages arising from a claim by a third party, in each case, arising out of or in connection with (a) VS’s or any of its Affiliates’ breach of this Agreement, (b) any VS Products, (c) the receipt or use of the Services by VS or any of its Affiliates, (d) VS’s or any of its Affiliates’ violation of Applicable Law, or (e) VS’s or any of its Affiliates’ gross negligence, fraud or willful misconduct; provided that the foregoing indemnification obligation shall not apply to the extent such Damages are caused by (i) a breach of this Agreement by Service Provider, any of its Affiliates or any other Service Provider Party or (ii) Service Provider’s or any of its Affiliates’ or any other Service Provider Party’s gross negligence, fraud or willful misconduct.

Section 7.02.          Indemnification of VS by Service Provider.  Subject to the terms and conditions herein, Service Provider agrees to and shall indemnify and hold harmless VS and its directors, officers, partners, members, managers, agents and employees (collectively, the “VS Indemnified Persons”) from and against any and all Damages asserted against, incurred or suffered by any VS Indemnified Person or as a result of Damages arising from a claim by a third party, in each case, arising out of or in connection with (a) any Service Provider Party’s breach of this Agreement, (b) any Service Provider Party’s violation of Applicable Law, or (c) Service Provider’s or any of its Affiliates’ or any Service Provider Party’s gross negligence, fraud or willful misconduct; provided that the foregoing indemnification obligation shall not apply to the extent such Damages are caused by (i) a breach of this Agreement by VS or any of its Affiliates, (ii) any VS Products, (iii) use of the Services by VS or any of its Affiliates, or (iv) VS’s or any of its Affiliates’ gross negligence, fraud or willful misconduct.

Section 7.03.          Third-Party Claim Procedures.  (a) The Party seeking indemnification under Section 7.01 or Section 7.02, as applicable, (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)          The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 7.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c)          If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 7.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, and the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)          Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.04.          Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 7.01 or Section 7.02, as applicable, against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the Parties shall follow the dispute resolution procedures set forth in Section 10.07.

Section 7.05.          Calculation of Damages.  The amount of any Damages payable under Section 7.01 or Section 7.02, as applicable, by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 7.06.          Limitation of Liability; Exclusion of Damages.  (a) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER OR A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, NO PARTY HERETO WILL BE LIABLE FOR ANY (i) PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR TREBLED DAMAGES (IN EACH CASE, EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY IN RESPECT OF A THIRD-PARTY PROCEEDING BASED ON A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION) OR (ii) LOST PROFITS, DIMINUTION IN VALUE, MULTIPLE-BASED OR OTHER DAMAGES CALCULATED BASED ON A MULTIPLE OF ANOTHER FINANCIAL MEASURE, IN EACH CASE, ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF THE OTHER PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)          NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, EXCEPT FOR ANY FEES PAYABLE BY VS TO SERVICE PROVIDER IN ACCORDANCE WITH THIS AGREEMENT FOR THE SERVICES HEREUNDER OR A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, AND SUBJECT TO SECTION 4.03, THE MAXIMUM AGGREGATE LIABILITY OF EACH PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT IN ANY CALENDAR YEAR SHALL NOT EXCEED AND SHALL BE LIMITED TO $7,500,000 .

ARTICLE 8
CONFIDENTIALITY.

Section 8.01.          Confidential Information.  Except as expressly permitted hereunder, from and after the Effective Date, each Party (“Receiving Party”) shall hold, and cause its respective directors, officers, employees, agents, consultants and advisors to hold, in confidence all Confidential Information of the other Party (“Disclosing Party”) and shall not, without the prior written consent of the Disclosing Party, disclose or use any Confidential Information of the Disclosing Party. Nothing in this Section 8.01 shall limit any other confidentiality obligations among the Parties to this Agreement pursuant to any other agreement between or among such Parties or any of their Affiliates.

Section 8.02.          No Rights to Confidential Information.  Each Party acknowledges that it will not acquire any right, title or interest in or to any Confidential Information of the other Party by reason of this Agreement or the provision or receipt of the Services hereunder.

Section 8.03.          Safeguards.  Each Receiving Party agrees to establish and maintain administrative, physical and technical safeguards, information technology and data security procedures and other protections against the destruction, loss, unauthorized access or alteration of the Disclosing Party’s Confidential Information which are no less rigorous than those otherwise maintained for its own Confidential Information.

Section 8.04.          Permitted Disclosures.  Notwithstanding Section 8.01, (a) the Receiving Party may disclose the Confidential Information (i) to any of its employees, contractors, suppliers, agents and other representatives who need it in connection with this Agreement and are bound in writing by reasonable restrictions regarding disclosure and use of the Confidential Information or (ii) to the extent such disclosure is in response to a valid order of a court or other Governmental Authority or to otherwise comply with Applicable Law; provided that, in the case of clause (ii), the Receiving Party shall first give notice to the Disclosing Party and reasonably cooperate with the Disclosing Party to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or as otherwise required by Applicable Law and (b) each Party may disclose the terms and conditions of this Agreement (i) in confidence, to its accountants, banks and present and prospective financing sources and their advisors, (ii) in connection with the enforcement of this Agreement or rights under this Agreement, (iii) in confidence, in connection with an actual or proposed merger, acquisition or similar transaction involving such Party, (iv) in confidence, to its Affiliates, (v) in confidence, to its third-party contractors who have a need to know, solely in connection with their provision of Services to VS hereunder, (vi) as required by applicable securities laws or the rules of any stock exchange on which securities of such Party are traded or any other Applicable Law; provided that prior to making any such disclosure, such Party shall provide written notice to the other Party regarding the nature and extent of the disclosure to enable the other Party to seek to obtain confidential treatment, to the extent available, for such Confidential Information, or (vii) as mutually agreed upon by the Parties in writing.

ARTICLE 9
TERM AND TERMINATION.

Section 9.01.          Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and remain in effect for an initial term of three (3) years, and shall thereafter automatically renew for successive one (1) year terms unless earlier terminated pursuant to Sections 9.02 or 9.03 below.

Section 9.02.          Termination for Convenience.  (a) VS may, at any time during the Term and for any reason, terminate this Agreement by giving at least eighteen (18) months’ prior written notice of such termination to Service Provider.

(b)          Service Provider may, at any time during the Term and for any reason, terminate this Agreement by giving at least thirty six (36) months’ prior written notice of such termination to VS; provided that (i) Service Provider may not establish a termination date pursuant to this Section 9.02(b) between October 1st of any calendar year and the last day of February of the following calendar year and (ii) Service Provider may not provide such notice to VS prior to January 1, 2022.

Section 9.03.          Termination for Material Breach.  Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party materially breaches this Agreement (including, for VS, upon a failure to make any required and undisputed payment hereunder pursuant to Section 3.02) and such breach is incapable of being cured or has not been cured within thirty (30) calendar days after the breaching Party receives notice of such breach; provided, however, that, in the event that a material breach of this Agreement is not cured by the breaching Party after thirty (30) calendar days despite the breaching Party’s good faith efforts to cure such breach, the period for cure hereunder shall be extended for an additional thirty (30) calendar days or such other longer period as reasonably agreed by the Parties in writing.  Any termination of this Agreement shall be without prejudice to any other rights and remedies any Party may have pursuant to Applicable Law, in equity or otherwise.

Section 9.04.          Effect of Termination.  Other than as required by Applicable Law, upon termination of this Agreement, Service Provider shall have no further obligation to provide any Services to VS and VS shall have no obligation to make any payments relating to the Services; provided that, notwithstanding such termination, VS shall remain liable to Service Provider for any Fees incurred prior to the effective date of the termination of this Agreement. Notwithstanding any termination pursuant to Sections 9.02 or 9.03, Section 3.05, Section 4.03(b), Section 4.03(c), Article 7, Article 8, this Section 9.04 and Article 10  shall survive any such termination.

ARTICLE 10
MISCELLANEOUS.

Section 10.01.          Waiver.  Any provision of this Agreement may be waived, but only if such waiver is in writing and signed by the waiving Party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 10.02.          Entire Agreement; Amendments.  This Agreement and the Schedules attached hereto, together with the Separation Agreement, set forth the entire understanding between the Parties concerning the subject matter of this Agreement and incorporate all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Parties relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either Party to this Agreement (or any officer, director, employee or agent thereof) to induce the other Party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement except representations and warranties, if any, expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either Party unless in writing and signed by both Parties.

Section 10.03.          No Partnership.  (a) Nothing contained in this Agreement shall be deemed or construed by the Parties or by any third person to create the relationship of employee and employer, principal and agent or of partnership or of joint venture. Subject to the provisions of this Agreement, including each Party’s indemnification obligations under Sections 7.01 and 7.02, VS assumes full responsibility for, and Service Provider will have no liability with respect to, VS’s employees or agents and Service Provider assumes full responsibility for, and VS will have no liability with respect to, Service Provider’s employees or agents.

(b)          Nothing in this Agreement shall establish or be deemed to establish any fiduciary relationship between the Parties, and each Party acknowledges and agrees that neither Party shall have authority or power to bind the other Party or any of its Affiliates or to contract in the name of, or create a liability against, the other Party or any of its Affiliates in any way or for any purpose, to accept any service of process upon the other Party or any of its Affiliates or to receive any notices of any kind on behalf of the other Party or any of its Affiliates. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

Section 10.04.          Successors.  Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and, except as otherwise specifically provided in this Agreement, their respective successors and permitted assigns.

Section 10.05.          Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Service Provider:

Mast Logistics Services, LLC
Address: Two Limited Parkway
Columbus, OH 43230
Attn: Bruce Mosier
Email: BMosier@bbw.com

With a copy to:

L Brands, Inc.
Three Limited Parkway
Columbus, OH 43230
Attn: Chief Legal Officer

If to VS:

Victoria’s Secret & Co.
4 Limited Parkway East
Reynoldsburg, Ohio 43068
Attention:  Paul Marshall
Email:  PMarshall@Victorias.com

With a copy to:

Victoria’s Secret & Co.
4 Limited Parkway East
Reynoldsburg, Ohio 43068
Attn: Chief Legal Officer

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 10.06.          Force Majeure.  Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from matters or events beyond the reasonable control of the affected Party, including, but not limited to, strikes, lockouts or other labor difficulties; fires, floods, acts of God, extremes of weather, earthquakes, tornadoes, or similar occurrences; riot, insurrection or other hostilities; embargo; fuel or energy shortage; delays by unaffiliated suppliers or carriers; inability to obtain necessary labor, materials or utilities; or any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof (collectively, “Force Majeure”); provided, however, it is understood that (a) this Section 10.06 only operates to suspend, and not to discharge, a Party’s obligations under this Agreement, and that when the causes of the failure or delay are removed or alleviated, the affected Party shall resume performance of its obligations hereunder and (b) this Section 10.06 shall not excuse a Party’s obligation to pay money; provided that VS shall not be obligated to pay for any particular Service during the pendency of Service Provider’s failure to provide such particular Service on account of such Force Majeure event. A Party that is unable to fulfill its obligations due to any Force Majeure event shall (i) use its good faith efforts to, promptly after the occurrence thereof, give notice to the other Party with details of such event and (ii) work diligently and use its commercially reasonable efforts to remedy such event as promptly as practicable, including, in the case of Service Provider, using other distribution centers to the extent reasonably practicable during the duration of such occurrence. If Service Provider is unable to provide any of the Services due to Force Majeure, both Parties shall work together in good faith and exert commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory. VS and Service Provider shall work together in good faith to establish a mutually agreeable business continuity plan which specifies the manner in which Services will be provided in the event of an event of Force Majeure.

Section 10.07.          Dispute Resolution.  (a) With respect to matters under this Agreement requiring dispute resolution (each, a “Dispute”), the disputing Party shall notify the other Party of such Dispute in writing and, upon the non-disputing Party’s receipt of such written notice, the Parties shall attempt to resolve such Dispute in good faith within thirty (30) days of such receipt, and if the Parties are unable to resolve such Dispute in such thirty (30) day period, then the Parties shall escalate such Dispute to each party’s Chief Financial Officer for resolution.

(b)          If the Parties’ Chief Financial Officers are unable to resolve such Dispute within thirty (30) days following such receipt of such notice, then either Party shall initiate a non-binding mediation by providing written notice (“Mediation Notice”) to the other party hereto within five (5) business days following the expiration of such thirty (30) day period.

(c)          Upon receipt of a Mediation Notice, the applicable Dispute shall be submitted within five (5) business days following such receipt of such Mediation Notice for non-binding mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“Arbitration Association”), and the Parties agree to bear equally the costs of such mediation (including any fees or expenses of the applicable mediator); provided, however, that each Party shall bear its own costs in connection with participating in such mediation. The Parties agree to participate in good faith in such mediation for a period of forty five (45) days or such longer period as the Parties may mutually agree following receipt of such Mediation Notice (the “Mediation Period”).

(d)          In connection with such mediation, the Parties shall cooperate with the Arbitration Association and with one another in selecting a neutral mediator with relevant industry experience and in scheduling the mediation proceedings during the applicable Mediation Period. If the Parties are unable to agree on a neutral mediator within five (5) business days of submitting a Dispute for mediation pursuant to Section 10.07(c), application shall be made by the Parties to the Arbitration Association for the Arbitration Association to select and appoint a neutral mediator on the Parties’ behalf in accordance with the Commercial Mediation Rules of the Arbitration Association.

(e)          The Parties further agree that all information, whether oral or written, provided in the course of any such mediation by either Party, their agents, employees, experts and attorneys, and by the applicable mediator and any employees of the mediation service, is confidential, privileged, and inadmissible for any purpose, including impeachment, in any action, suit or proceeding involving the Parties; provided that any such information that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in such mediation.

(f)          If the Parties cannot resolve the Dispute for any reason, on and following the expiration of the Mediation Period, either Party may commence litigation in a court of competent jurisdiction pursuant to the provisions of Section 10.08(b). Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action, suit or proceeding may be filed and maintained notwithstanding any ongoing efforts under this Section 10.07.

Section 10.08.          Governing Law and Jurisdiction.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)          The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party hereto agrees that service of process on such Party as provided in Section 10.05 shall be deemed effective service of process on such Party.

Section 10.09.          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10.          Specific Performance.  The Parties acknowledge and agree that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations.

Section 10.11.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12.          Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be executed in any number of counterparts, each of which when executed by the Parties shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and all of which together shall be deemed the same Agreement. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for the indemnification and release provisions of Article 7, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties and their respective successors and assigns.

Section 10.13.          Assignment.  Neither this Agreement nor any right, remedy, obligations or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any Party without the prior written consent of the other Party, which consent may be granted or withheld in the sole discretion of such other Party. Notwithstanding the foregoing, either Party may assign or transfer this Agreement and all of its rights and obligations hereunder to an Affiliate or to any third party that acquires all or substantially all of such Party’s assets or business to which this Agreement relates (whether by sale of assets, stock, merger, consolidation, reorganization or otherwise); provided that this Agreement and the Services shall not apply to any other business of such third party acquirer.

Section 10.14.          Authorization.  It is agreed and warranted by the Parties that the persons signing this Agreement respectively for VS and Service Provider are the authorized representatives to sign this Agreement on behalf of each such Party.

Section 10.15.          Headings; Interpretation and Construction.  The captions and headings to Sections of this Agreement are inserted for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provisions of this Agreement. The words “include,” “includes,” “including” and “such as” are deemed to be followed by the phrase “, without limitation,” whether or not they are in fact followed by those words or words of like import. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “$” or “dollars” shall be to United States dollars, and whenever conversion of values to or from any currency other than U.S. dollars for a particular date shall be required, such conversion shall be made using the closing rate provided by Bloomberg as of the date that is one (1) business day prior to such date. All references to “days” shall be to calendar days unless otherwise specified. Any reference to the masculine, feminine or neuter gender shall include such other genders, and references to the singular or plural shall include the other, in each case unless the context otherwise requires. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  The word “or” means “and/or” unless the context provides otherwise. References to Sections and Schedules are to Sections and Schedules of this Agreement unless otherwise specified. The Schedules hereto shall be deemed to be incorporated in, and an integral part of, this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any of the Schedules, the terms and conditions of the Schedules shall prevail to resolve any inconsistency.

[Signature Page Follows]

The Parties have duly executed this Agreement by their authorized representatives as of the Effective Date.

MAST LOGISTICS SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:

VICTORIA’S SECRET & CO., a Delaware corporation

By:
Name:
Title: